EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Psychemedics Corporation

Acton, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-134974, 333-174531, and 333-211745) of Psychemedics Corporation of our report dated March 7, 2017, relating to the  financial statements which appear in this Form 10-K.

/s/ BDO USA, LLP

Boston, Massachusetts

March 7, 2017